Exhibit 99.3
To our shareholders:
As you know, 2007 was a very difficult year for many banks and financial institutions in our country, as it was for Corus. 2008 appears to be shaping up to be at least as difficult. Severe disruption in the mortgage, housing and credit markets that developed throughout the last half of 2007 and continued into 2008 led to significant increases in nonaccrual loans charge-offs and loan loss provisions for Corus. We anticipate these difficulties will persist for some time and we want to be prudent and maintain our cash reserves to weather this downturn. As a result, Corus’ Board of Directors, at its April 29th meeting, decided to eliminate the quarterly cash dividend. I can assure you that the decision to eliminate the dividend was not taken lightly. We were proud, justifiably, that our cash dividend was increased for 30 consecutive years, until now — a record that very few public corporations could claim.
The dividend elimination was an important step to maintain our capital and cash reserves at strong levels. Please take the time to visit our corporate web site, www.corusbank.com and see our Earnings Press Release, dated April 29, 2008. It runs approximately 50 pages and contains a great deal of information about the Company.
Several large banks have cut or reduced their dividends as part of a strategy to increase their capital: among these are Citigroup, National City Corp, Sovereign Bancorp, and Washington Mutual. So, we were not the first bank to take this action, nor do we think that we will be the last to do so either.
Maintaining a solid capital base has been one of our guiding principles for many years. We have established an internal capital goal for Corus Bank that we believe is sound and takes into account our overall risk position and one that significantly exceeds the levels maintained by our peer banks. Our internal goal is the sum of: (1) the amount required to meet the regulatory definition of “well capitalized” (the highest rating possible), plus (2) a cushion equal to approximately 35% of that regulatory threshold. The amount required for Corus Bank to meet the regulatory definition of well capitalized is approximately $700 million. The Bank’s capital (simply bank equity plus loan loss reserves) at March 31, 2008 totaled $1.0 billion, well above the regulatory thresholds. In addition to that cushion maintained at the Bank, our holding company had cash and marketable securities at March 31, 2008 of $222 million all of which is unpledged and available for any corporate use. So, we have two levels of cushion to protect ourselves from unforeseen losses: Our Bank carries strong capital cushions and the holding company has built up a strong and meaningful cash and marketable securities position, which could be used to bolster the Bank if needs arose.
Our main focus at this time is to manage our business safely during this tremendous downturn and to be poised to take advantage of the market when it does recover. We are not contemplating any major changes in our business model. I fully expect Corus to be able to absorb any losses that may occur, even assuming the housing crisis deepens further and extends to 2010 before there is meaningful recovery. We continue to have a strong capital position, strong liquidity, and an excellent management team. I am confident that we can weather this storm.
Sincerely,

Robert J. Glickman
President and Chief Executive Officer
April 29, 2008